                                                 Registration No. 33-
                                                                     ----------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                               VASOMEDICAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                          11-2871434
(State or other jurisdiction of                  (I.R.S. Employer Identification No.)
incorporation or organization)

150 MOTOR PARKWAY                                ANTHONY VISCUSI, PRESIDENT
HAUPPAUGE, NEW YORK 11788                        VASOMEDICAL, INC.
(516) 348-0500                                   150 MOTOR PARKWAY
(Address, including zip code and telephone       HAUPPAUGE, NEW YORK 11788
number, including area code)                     (516) 348-0500
                                                 (Name, address and telephone number,
                                                 including area code, of agent for service)

                                    Copy to:
                            DAVID H. LIEBERMAN, ESQ.
                    BLAU, KRAMER, WACTLAR & LIEBERMAN, P.C.
                             100 JERICHO QUADRANGLE
                            JERICHO, NEW YORK 11753
                                 (516) 822-4820

       Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                Amount to be          Proposed maximum          Proposed             Amount of
  Title of each class of         registered          offering price per         maximum           registration fee
securities to be registered                             security(1)        aggregate offering
                                                                                price(1)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par              14,833,418 shs.             $1.44              $21,323,038              $7,615
value $.001 per share
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based on the last reported sales price of the Common Stock reported in the consolidated reporting system on August 29, 1995.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               VASOMEDICAL, INC.

                             CROSS REFERENCE SHEET

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM S-3

ITEM NO.                                                                     PROSPECTUS CAPTION
   1.             Forepart of the Registration Statement                     Outside Front Cover Page of
                  and Outside Front Cover Page                               Prospectus
                  of Prospectus

   2.             Inside Front and Outside Back Cover                        Inside Front and Outside Back
                                                                             Cover Pages of Prospectus

   3.             Summary Information, Risk Factors and                                *
                  Ratio of Earnings to Fixed Charges

   4.             Use of Proceeds                                            Use of Proceeds

   5.             Determination of Offering Price                            Outside Front Cover Page

   6.             Dilution                                                             *

   7.             Selling Security Holders                                   Selling Stockholders

   8.             Plan of Distribution                                       Outside Front Cover Page;
                                                                             Plan of Distribution

   9.             Description of Securities to be Registered                 Description of Capital
                                                                             Stock; Selling Stockholders

  10.             Interests of Named Experts and Counsel                     Legal Opinion; Experts

  11.             Material Changes                                                     *

  12.             Incorporation of Certain Information                       Incorporation of Certain
                  by Reference                                               Documents by Reference

  13.             Disclosure of Commission Position on                                 *
                  Indemnification for Securities Act Liabilities

__________

*Omitted since answer to item is negative or inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECTED TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED ________, 1995

                               VASOMEDICAL, INC.

               14,833,418 SHARES OF COMMON STOCK, $.001 PAR VALUE


       The 14,833,418 shares of Common Stock, $.001 par value per share (the"Shares"), of Vasomedical, Inc. (the "Company") being covered by this Prospectus represent 2,505,000 shares previously issued, 8,328,418 shares underlying Common Stock Purchase Warrants and 4,000,000 shares issuable upon the exercise of convertible debentures. They are being offered by an aggregate of thirty-five (35) selling stockholders and any pledgees, transferees, donees or other successors in interest thereof (the "Selling Stockholders"). The Shares may be offered by the Selling Stockholders from time to time in transactions on the NASDAQ, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker- dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

       None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company, except to the extent that the Common Stock Purchase Warrants are exercised. If all the Common Stock Purchase Warrants are exercised at current exercise prices, the net proceeds to the Company from this offering would be $5,013,000. The Company will bear the expenses in connection with the offering, including filing fees and the Company's legal and accounting fees, estimated at $16,000.

       The Company's Common Stock is traded on the NASDAQ Small-Cap Issues market (Symbol: VASO). On August 29, 1995, the last reported sale price of the Company's Common Stock as reported by NASDAQ was $1.44 per share.

                              -------------------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "CERTAIN INVESTMENT CONSIDERATIONS", PAGE 4.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

           THE DATE OF THIS PROSPECTUS IS SEPTEMBER           , 1995

No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent, dealer or underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state.




                               TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    3

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . .                    3

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    4

Certain Investment Considerations . . . . . . . . . . . . . . . . . . . . . . . . .                    4

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    6

Price Range of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    6

Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .                    7

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    9

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   12

Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   12

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   12

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the shares of Common stock offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Copies of such material can also be obtained at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission (File No. 0-18105) pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

         - The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995.


         All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Vasomedical, Inc., 150 Motor Parkway, Hauppauge, New York 11788 (516) 348-0500.

                                  THE COMPANY

         The Company is engaged, through the ownership of patents and exclusive worldwide manufacturing and marketing rights (except in China), in the manufacturing and marketing of Enhanced External Counterpulsation ("EECP(TM)"), a non-invasive device for the treatment of cardiac patients suffering from angina pectoris, acute myocardial infarction and cardiogenic shock. In addition to introductory marketing efforts, the Company is currently carrying out, at several leading university hospitals, a clinical study for the purpose, among other things, of gathering information to apply for medical reimbursement. The device has received marketing clearance from the Food and Drug Administration ("FDA") under a 510(k) premarket notification.

         The Company's executive offices are located at 150 Motor Parkway, Hauppauge, New York 11788, and its telephone number is (516) 348-0500.


                       CERTAIN INVESTMENT CONSIDERATIONS

         The following information, in addition to other information in this Prospectus and in the documents incorporated herein by reference, should be considered carefully by potential purchasers in evaluating the Company, its business and an investment in shares of the Common Stock offered hereby.

         1. Need for Additional Funds. Management believes that its present working capital position at July 31, 1995, in addition to internally generated funds, if any, from its operations, will be sufficient to support its internal overhead expenses and to implement its new development and business plans through at least May 31, 1996. These plans presently call for cash requirements of approximately $4,000,000 for internal overhead, a multi-center clinical study and expenses to support the commercialization of EECP(TM). While the Company intends to finance its future cash requirements from internally generated funds, if any, or through debt or equity financing, there is no assurance that the Company can be successful in these efforts.

         2. Development Stage Company.   While it has initiated commercial
activities, the Company has been in the research and development stage and generated no revenue from continuing operations through May 31, 1995. Potential investors should be aware of the difficulties and delays normally encountered by a company in the development stage, especially in view of the regulated environment in which the Company operates and the paradigm shift in the treatment of coronary heart disease that EECP(TM) represents. The Company is concentrating substantially all of its efforts on EECP(TM) for which it is conducting a multi-center clinical study and is incurring introductory marketing expenses. Although the Company anticipates revenue from EECP(TM) in fiscal 1996, there is no assurance that the Company will generate enough revenue to fund internal working capital requirements beyond May 31, 1996. While the Company has received premarketing clearance from the FDA for EECP(TM), the likelihood of the product's success also must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new medical devices.

         3. Historical and Anticipated Losses. The Company was incorporated in July 1987 and, to date, has had limited revenues, all of which have been from since discontinued operations. For the years ended May

31, 1995, 1994 and 1993, the Company sustained net losses of $3,117,000, $4,811,000 and $4,357,000, respectively. No revenues were generated during fiscal 1995 and $1,370,000 and $1,108,000 in revenues were recognized for the years ended May 31, 1994 and 1993, respectively. All revenues to date were from since disposed subsidiaries. The Company anticipates limited revenues and continued losses through May 31, 1996.

         4. Uncertainty of Market Acceptance of the Company's Products. With respect to EECP(TM), management believes that it represents a new and innovative treatment for patients suffering from coronary heart disease. Additional efforts will be required to confirm that this procedure is effective and safe and to acquaint potential purchasers, such as doctors, hospitals, suppliers of medical equipment and other potential purchasers of the device. The Company cannot guarantee acceptance by the medical community.

         5. Dependence on Key Personnel. The Company is substantially dependent upon the efforts of its executive officers, particularly Dr. John Hui. The Company maintains limited key-man life insurance. Despite the existence of employment agreements with Dr. Hui and others, there are no assurances that Company's key executives will continue their employment with the Company.

         6. Technological Obsolescence. The Company is engaged in an area characterized by extensive research and development activities. New developments are expected to continue at a rapid pace and there can be no assurance that new discoveries will not render the Company's products, processes and devices uneconomical or obsolete. Potential investors should be aware of the difficulties and delays normally encountered by a company in the development stage, especially in view of the regulated environment in which the Company operates. The likelihood of success for any of the Company's products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community.

         7. Competition. There are other companies engaged in development, manufacture and/or marketing of products intended for the same uses as the Company's products, processes and devices. These companies' products may receive more widespread commercial acceptance than the Company's EECP(TM) because of greater financial resources and marketing capabilities.

         8. Future Sales of Common Stock. Of the Company's Common Stock currently outstanding, approximately 8,487,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and, under certain circumstances, may be sold without registration pursuant to that Rule. The restricted securities as well as the 14,833,418 shares of Common Stock registered hereunder represent approximately 45.5% of the Company's outstanding Common Stock upon full exercise of the warrants and conversion of the debentures referenced hereunder. Their sale, or even potential sale, pursuant to Rule 144, this registration statement or otherwise, would likely have an adverse effect on the market price of the Company's Common Stock.

         9. Government Regulation. The development, testing, production and marketing of the Company's products are subject to regulation by the FDA as devices under 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Additionally, the Company's products may be subject to regulation by similar agencies in other states and foreign countries. While the Company believes that it has complied with all applicable laws and regulations, no assurance can be given that continued compliance with such laws or regulations, including any new laws or regulations, will not impose additional costs on the Company which could adversely affect its financial performance and results of operations.

         10.  Discretion in Application of Net Proceeds.   To the extent that
the Common Stock Purchase Warrants are fully exercised, the Company will receive net proceeds from this offering of approximately $5,000,000. Management of the Company has certain discretion over the use and expenditure of approximately 50% of these proceeds. As a result, the success of the Company may be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of such net proceeds.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from this offering, except to the extent that the Common Stock Purchase Warrants are exercised. If all the Common Stock Purchase Warrants are exercised at current exercise prices, the net proceeds to the Company from this offering would be $5,013,000. If such proceeds are received, the Company intends to use approximately $2,500,000 to support further expansion of its sales force for EECP(TM) and conduct new clinical studies designed to confirm additional therapeutic claims with the balance to be utilized for capital expenditures and general working capital.

                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) Small- Cap Issues market under the symbol VASO. The table below sets forth the range of high and low bid prices of the Common Stock as reported by NASDAQ for the fiscal periods specified. These prices represent inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The approximate number of record holders of Common Stock as of August 29, 1995 was approximately 698.

                                        Fiscal 1993               Fiscal 1994              Fiscal 1995
                                        -----------               -----------              -----------
                                     High          Low         High          Low        High          Low
                                     ----          ---         ----          ---        ----          ---
First Quarter.  . . . . . . . .    3 11/32       1 11/16      1  1/2         1          21/32          3/8
Second Quarter. . . . . . . . .    1   7/8       1  1/32      1 5/16         27/32       7/16          1/4
Third Quarter.  . . . . . . . .    2   1/8       1  7/32      1              21/32        3/4         9/32
Fourth Quarter. . . . . . . . .    1 21/32       1  3/16         7/8           1/2      27/32          1/2

         The last bid price of the Company's Common Stock on August 29, 1995 was $1.44 per share. The Company has never paid any cash dividends on its Common Stock. While the Company does not intend to pay cash dividends in the foreseeable future, payment of cash dividends, if any, will be dependent upon the earnings and financial position of the Company, investment opportunities and such other factors as the Board of Directors deems appropriate. Stock dividends, if any, also will be dependent on such factors as the Board of Directors deems appropriate.

                          DESCRIPTION OF CAPITAL STOCK


CAPITAL STOCK

         The Company's authorized capital stock consists of 85,000,000 shares of common stock, $.001 par value per share ("Common Stock") and 1,000,000 shares of Serial Preferred Stock, $.01 par value per share, of which 500,000 shares have been designated as Series A.

COMMON STOCK

         General.   The Company has 85,000,000 authorized shares of common
stock, $.001 par value.

         Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The Company's Board consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

         Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any cash dividends since its inception and pesently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

         Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation of dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities; subject to the rights of holders of Preferred Stock.

SERIAL PREFERRED STOCK

         The Board of Directors is authorized by the Company's Certificate of Incorporation to authorize and issue one or more series of Serial Preferred Stock, $.01 par value. To date, 500,000 shares of Series A Preferred Stock have been issued by the Company, which shares have been converted to 1,000,000 shares of Common Stock. No additional shares of Preferred Stock have been authorized for issuance by the Board and the Company has no present plans to issue any such shares. In the event that the Board of Directors does issue additional Preferred Stock, it may exercise its discretion in establishing the terms of the Preferred Stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Preferred Stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On liquidation, dissolution or winding up of the Company, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Preferred Stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of the Company.

         The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

                              SELLING STOCKHOLDERS

       The following table sets forth the ownership of the Selling Stockholders of shares of Common Stock of the Company prior to and after giving effect to the sale of the Shares covered by this Prospectus.

                                                                                             Number (Percentage) of
                                  Number (Percentage) of                                     Shares Owned After
                                  Shares Owned Prior to       Number (Percentage) of         Giving Effect to Sale
Name of Selling                   Sale of Shares Covered      Shares Covered                 of Shares Covered by
Stockholder (1)                   by this Prospectus * (2)    by this Prospectus *           this Prospectus *
---------------                   ------------------------    ----------------------         ---------------------
Directors, Officers and
employees (current and former):

Alexander G. Bearn                     100,000 shs.              100,000 shs. (3)                       -
David S. Blumenthal                    100,000 shs.              100,000 shs. (4)                       -
Abraham E. Cohen                       625,000 shs.   1.6%       625,000 shs. (5)    1.6%               -
Yair Devash                            540,000 shs.   1.4%       535,000 shs. (6)    1.4%           5,000 shs.
Paul Erhlich                            25,000 shs.               25,000 shs. (7)                       -
Joseph A. Giacalone                    300,000 shs.              300,000 shs. (8)                       -
Eugene H. Glicksman (31)             1,837,888 shs.   4.7%       190,000 shs.                   1,647,888 shs.   4.2%
Frederic D. Heller                     125,000 shs.              125,000 shs. (9)                       -
John C.K. Hui                        1,260,000 shs.   3.2%       300,000 shs.(10)                 960,000 shs.   2.4%
Barbara A. Janetschek                    5,000 shs.                5,000 shs.(11)                       -
Anthony E. Peacock                     327,000 shs.              300,000 shs.(12)                  27,000 shs.
Kenneth W. Rind                        350,000 shs.              350,000 shs.(13)                       -
Arthur G. Rosenberg                    100,000 shs.              100,000 shs.(14)                       -
E. Donald Shapiro                      635,000 shs.   1.6%       625,000 shs.(15)    1.6%          10,000 shs.
Zhi-yun Tang                           130,000 shs.               30,000 shs.(16)                 100,000 shs.
Anthony Viscusi                      1,125,000 shs.   2.8%     1,125,000 shs.(17)    2.8%               -

Outside Consultants:
Lonn E. Berney                         350,000 shs.              350,000 shs.(18)                       -
Strategic Growth International         360,360 shs.              360,360 shs.(19)                       -
Indelible Inc.                          25,000 shs.               25,000 shs.(20)                       -
Arye Rubinstein                        225,000 shs.              200,000 shs.(21)                  25,000 shs.
FK Consultants, Inc.                    70,789 shs.               70,789 shs.(22)                        -
David H. Lieberman                     131,666 shs.              125,000 shs.(23)                   6,666 shs.
Edward S. Wactlar                       23,166 shs.               12,500 shs.(24)                  10,666 shs.
Edward I. Kramer                        12,500 shs.               12,500 shs.(25)                       -
Jack M. Ferraro                        552,500 shs.   1.4%       552,500 shs.(26)    1.4%               -
JMF Consultants, Inc.                  600,000 shs.   1.5%       600,000 shs.        1.5%               -

Investors:
Ados Equities Corp.                    550,443 shs.   1.4%       528,169 shs.(27)    1.4%          22,274 shs.
Ispep Equities Corp.                   550,443 shs.   1.4%       528,169 shs.(27)    1.4%          22,274 shs.
Sprite Equities Corp.                  550,443 shs.   1.4%       528,169 shs.(27)    1.4%          22,274 shs.
Shefa Equities Corp.                   550,443 shs.   1.4%       528,169 shs.(27)    1.4%          22,274 shs.
Individual Securities Ltd. (32)        444,453 shs.   1.1%       444,453 shs.(28)    1.1%               -
Carl Lanzisera (32)                     460,140 shs   1.1%       460,140 shs.(29)    1.1%               -
Banca del Gottardo                    4,000,000 shs   9.3%     4,000,000 shs.(30)    9.3%               -
Egger & Co.                            360,000 shs.              360,000 shs.(31)                       -
Christopher J. Lockwood                312,500 shs.              312,500 shs.                           -
                                                              ---------------
                                                              14,833,418 shs.
                                                              ---------------

____________

(1) Unless otherwise indicated, the Company has been advised that all holders are the record and beneficial owners of the number of shares set forth opposite their names. Ownership represents sole voting and investment power.

(2) Includes Common Stock issuable upon the exercise of Common Stock Purchase Warrants or Convertible Debentures.

(3) Includes warrants to purchase 50,000 shares of Common Stock at $1.50 per share expiring in March 1998 and warrants to purchase 50,000 shares of Common Stock at $.28 per share expiring in November 1999.

(4) Includes warrants to purchase 50,000 shares of Common Stock at $1.50 per share expiring in March 1998 and warrants to purchase 50,000 shares of Common Stock at $.45 per share expiring in June 1999.

(5) Includes warrants to purchase 150,000 shares of Common Stock at $1.50 per share expiring in September 1997, warrants to purchase 200,000 shares of Common Stock at $1.03 per share expiring in November 1998 and warrants to purchase 150,000 shares of Common Stock at $.45 per share expiring in June 1999.

(6) Includes warrants to purchase 35,000 shares of Common Stock at $1.50 per share expiring in October 1995 and warrants to purchase 500,000 shares of Common Stock at $.91 per share expiring in February 1999.

(7) Includes warrants to purchase 25,000 shares of Common Stock at $1.03 per share expiring in November 1998.

(8) Includes warrants to purchase 100,000 shares of Common Stock at $.91 per share expiring in November 1998 and warrants to purchase 200,000 shares of Common Stock at $.41 per share expiring in February 2000, of which 150,000 shares vest in three equal annual installments beginning February 1996 contingent upon continued employment.

(9) Includes warrants to purchase 125,000 shares of Common Stock at $.91 per share expiring in November 1998.

(10) Includes warrants to purchase 300,000 shares of Common Stock at $.40 per share expiring in February 2000, which vest in three equal annual installments beginning February 1996 contingent upon continued employment.

(11) Includes warrants to purchase 5,000 shares of Common Stock at $.41 per share expiring in February 2000.

(12) Includes warrants to purchase 300,000 shares of Common Stock at $.38 per share expiring in January 2000, which vest in three equal annual installments beginning January 1996 contingent upon continued employment.

(13) Includes warrants to purchase 350,000 shares of Common Stock at $.40 per share expiring in February 2000, of which 300,000 shares vest in three equal annual installments beginning February 1996 contingent upon continued service as a director of the Company.

(14) Includes warrants to purchase 25,000 shares of Common Stock at $1.03 per share expiring in November 1998 and warrants to purchase 75,000 shares of Common Stock at $.45 per share expiring in November 1999.

(15) Includes warrants to purchase 150,000 shares of Common Stock at $1.50 per share expiring in September 1997, warrants to purchase 200,000 shares of Common Stock at $1.03 per share expiring in November 1998 and warrants to purchase 150,000 shares of Common Stock at $.45 per share expiring in June 1999.

(16) Includes warrants to purchase 30,000 shares of Common Stock at $.41 per share expiring in February 2000 which vest in three equal annual installments beginning February 1996 contingent upon continued employment.

(17) Includes warrants to purchase 1,000,000 shares of Common Stock at $.45 per share expiring in June 2000 of which 750,000 shares vest in three equal annual installments beginning June 1996 contingent upon continued employment.

(18) Includes warrants to purchase 150,000 shares of Common Stock at $1.50 per share expiring in December 1998 and warrants to purchase 200,000 shares of Common Stock at $.91 per share expiring in October 2006.

(19) Includes warrants to purchase 360,360 shares of Common Stock at $1.11 per share expiring in March 1997, subject to anti- dilution provisions.

(20) Includes warrants to purchase 25,000 shares of Common Stock at $1.03 per share expiring in November 1998.

(21) Includes warrants to purchase 100,000 shares of Common Stock at $.91 per share expiring in February 1999 and warrants to purchase 100,000 shares of Common Stock at $.91 per share expiring in June 1999.

(22) Includes warrants to purchase 65,789 shares of Common Stock at $.76 per share expiring in October 1999, subject to anti- dilution provisions.

(23) Includes warrants to purchase 125,000 shares of Common Stock at $.45 per share expiring in June 1999.

(24) Includes warrants to purchase 12,500 shares of Common Stock at $.45 per share expiring in June 1999.

(25) Includes warrants to purchase 12,500 shares of Common Stock at $.45 per share expiring in June 1999.

(26) Includes warrants to purchase 240,000 shares of Common Stock at $.25 per share expiring in December 1999.

(27) Includes warrants to purchase 528,169 shares of Common Stock at $.71 per share expiring in September 1997, subject to anti- dilution provisions.

(28) Includes warrants to purchase 199,030 shares of Common Stock at $.90 per share expiring in July 1997, options to purchase 151,403 shares of Common Stock at $1.37 per share expiring in June 1997 and warrants to purchase 28,701 shares of Common Stock at $1.32 per share expiring in July 1997, subject to anti-dilution provisions.

(29) Includes warrants to purchase 162,640 shares of Common Stock at $1.32 per share expiring in July 1997, subject to anti- dilution provisions.

(30) Includes shares of Common Stock issuable upon the exercise of Convertible Debentures on or after December 1, 1995 through July 2, 2000.

(31) Mr. Glicksman may be deemed a "parent" and "promoter" of the Company as those terms are defined in the Rules and Regulations under the Securities Act of 1933.

(32) Individual Securities, Ltd. ("ISL") and Mr. Carl Lanzisera, a principal of ISL, were the Company's underwriters for its initial public offering in October 1988.

* Represents less than 1% of the Company's Common Stock, unless otherwise indicated.

                              PLAN OF DISTRIBUTION

         The Shares may be offered by the Selling Stockholders from time to time in transactions on NASDAQ, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchaser of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders."


                                 LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for the Company by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753. Members of this firm own 17,332 shares of Common Stock and
warrants to purchase 150,000 shares of Common Stock at $.45 per share.   The
shares of Common Stock issuable upon exercise of these warrants are covered by this Registration Statement.

                                    EXPERTS

         The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Grant Thornton LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said Reports.

         No dealer, salesperson, or other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been so authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.






                               VASOMEDICAL, INC.


                            14,833,418 COMMON SHARES





                                   PROSPECTUS





                           DATED: SEPTEMBER ___, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

             Securities and Exchange Commission Filing Fee  . . . . . . . . . . . .        $ 7,615
             Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,000
             Accounting Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,000
             Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . . . . .            385
                                                                                           -------
                   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $16,000
                                                                                           =======

Item 15.     Indemnification of Directors and Officers

             Under provisions of the By-Laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

             Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

             If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

             The officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $2,000,000, which includes reimbursement for costs and fees. There is a maximum deductible for officers and directors under the policy of $75,000 for each claim. The Company has entered into Indemnification Agreements with each of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.     Exhibits

    4        Form of Warrant Agreement
    5        Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
    23(a)    Consent of Grant Thornton LLP
    23(b)    Consent of Blau, Kramer, Wactlar & Lieberman, P.C.  (included in their opinion)
    24       Power of Attorney

Item 17.     Undertakings

        (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) The undersigned Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf thereunto duly authorized, in Hauppauge, New York on the 1st day of September, 1995.

                             VASOMEDICAL, INC.
                             :
                             By: /s/ Anthony Viscusi
                             --------------------------------------------------
                             Anthony Viscusi, President, Chief Executive
                             Officer and Director (Principal Executive Officer)


                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Viscusi and Joseph A. Giacalone, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on September 1, 1995.

SIGNATURES                                                                           TITLE
----------                                                                           -----
/s/ Alexander G. Bearn                                              Director
------------------------------------
Alexander G. Bearn

                                                                    Director
------------------------------------
David S. Blumenthal

                                                                    Chairman of the Board
------------------------------------
Abraham E. Cohen

/s/ Joseph A. Giacalone                                             Secretary and Treasurer (Principal
------------------------------------                                Financial and Accounting Officer)
Joseph A. Giacalone

/s/ Eugene H. Glicksman                                             Executive Vice President
------------------------------------                                and Director
Eugene H. Glicksman

/s/ John C. K. Hui                                                  Director
------------------------------------
John C. K. Hui

/s/ Kenneth W. Rind                                                 Director
------------------------------------
Kenneth W. Rind

                                                                    Director
------------------------------------
E. Donald Shapiro

/s/ Anthony Viscusi                                                 President, Chief Executive Officer and
------------------------------------                                Director (Principal Executive Officer)
Anthony Viscusi

                                                                    Director
------------------------------------
Zhen-sheng Zheng

                               INDEX TO EXHIBITS


                                                                   Page No.
                                                                   in this
Exhibit No.                      Description                        Filing
-----------                      -----------                       --------
    4                Form of Warrant Agreement

    5                Opinion of Blau, Kramer, Wactlar &
                     Lieberman, P.C.

    23.1             Consent of  Grant Thornton  LLP

    23.2             Consent of Blau, Kramer, Wactlar &
                     Lieberman, P.C. (included in Exhibit 5
                     hereof)

    24               Power of Attorney (included on page II-4)